EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated June 1, 2013 by and between MGT Capital Investments, Inc., a company incorporated under the laws of Delaware (the “Company”), and L. Michael Haller, an individual residing at 137 Rimrock Road, Thousand Oaks, CA. 91361 (the “Executive”). The parties wish to enter into an Employment Agreement between the Executive and the Company, on the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities as more accurately described herein in accordance with the terms and conditions hereinafter set forth.

1.1 Duties and Responsibilities. Executive shall serve as Executive Vice President with responsibility, among other things assigned pursuant to the terms hereof, for the Company’s wholly owned Subsidiary MGT Capital Solutions, Inc., d/b/a Hammercat Studios (the “Subsidiary”). During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Executive by the Company’s Chief Executive Officer from time to time. The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered. The Executive agrees that he shall run the Subsidiary pursuant to an annual budget submitted to the board of directors of the Company within 30 days of the beginning of each fiscal year of the Executive Employment hereunder.

1.2 Employment Term. The term of Executive’s employment shall commence on the date hereof (the “Effective Date”) and shall continue until May 31, 2014, unless earlier terminated in accordance with Section 4 hereof. The term of Executive’s employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice pursuant to 8.2 hereof of their intent not to renew the “Employment Term,” such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective “Employment Term” as that term is defined below. The period commencing as of the Effective Date and ending May 31, 2014 or such later date to which the term of Executive’s employment under the Agreement shall have been extended is referred to herein as the “Employment Term” and the end of the Employment Term is referred to herein as the “Expiration Date.”

1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive’s best efforts to carry out the duties and responsibilities including those assigned to him by the Chief Executive Officer as well as responsibility for the operations of the Subsidiary under Section 1.1 and to devote all requisite Executive’s business time, attention and energy thereto. Exceptions to the above are boards of director positions currently held at Kapitall, Inc. and Pacific Advisors Fund LLC. Moreover, nothing in the foregoing shall prevent Executive from publishing novels and short stories; provided that the publishing and creation thereof does not interfere with the Executive’s duties hereunder. The Company further acknowledges that the Executive, prior to joining the Company, has acquired an interest in the intellectual property “Highlander” and certain assets developed by Executive while under contract with Eidos, a former video game publisher.  Executive agrees to offer the publishing rights to the Company on a First and Last Look basis.  Should the Company decline, Executive will not be precluded from placing the property with another publisher of digital entertainment.

1.4 Base Salary and Compensation.

(a) Upon the execution and in consideration of the execution hereof, the Executive will receive of subject to vesting as provided herein, unregistered shares of the Company Common Stock (the “Shares”) The Shares will be issued vest in accordance with the revenue milestones and vesting schedule over 24 months as set forth on Schedule A hereto. At the end of such 24-month period any unvested and unearned shares shall automatically revert to the Company.

MGT CAPITAL INVESTMENTS, INC.

 500 Mamaroneck Avenue Suite 204 Harrison, NY 10528

Tel: (914) 630-7430 email: rladd@mgtci.com web: www.mgtci.com

(b) The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $120,000 (U.S.) payable at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). The Base Salary shall be subject to all state, federal, and local payroll tax withholding and any other withholdings required by law. The Executive’s Base Salary may be increased but not decreased by the Compensation Committee of the Board of Directors (the “Compensation Committee”). Once increased, such increased amount shall constitute the Executive’s Base Salary.

1.5 Incentive Compensation.

(a) Bonus. Executive shall be paid a one-time signing bonus of $10,000 (U.S.) within 15 days of execution of this Agreement. In addition, Executive shall be eligible to earn from time to time a cash and/or equity bonus based on the Executive meeting performance objectives and bonus criteria set forth in Schedule B of this Agreement.

(b) Executive Benefits. The Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to senior executives of the Company. Executive shall be provided office space and staff assistance appropriate for Executive’s position and adequate for the performance of his duties which shall be in the sole discretion of the Company.

1.6 Reimbursement of Expenses; Vacation; Sick Days and Personal Days. Executive shall be provided with reimbursement of expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group. Executive shall be entitled to vacation and holidays in accordance with the Company’s normal personnel policies for senior level executives, but not less than four (4) weeks of vacation per calendar year.

1.7 No Other Compensation. Except as expressly provided in Sections 1.4 through 1.6, Executive shall not be entitled to any other compensation or benefits.

2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” and plans, financing services, funding programs, costs, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment or thereafter use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) that comes into Executive’s possession during the course of Executive’s employment or thereafter shall remain the property of the Company. Except as required in the performance of Executive’s duties for the Company, or unless expressly authorized in writing by the Company. Upon termination of Executive’s employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession. As a condition of Executive’s continued employment with the Company and in order to protect the Company’s interest in such proprietary information, the Company shall require Executive’s execution of a customary Confidentiality Agreement.

MGT CAPITAL INVESTMENTS, INC.

 500 Mamaroneck Avenue Suite 204 Harrison, NY 10528

Tel: (914) 630-7430 email: rladd@mgtci.com web: www.mgtci.com

3. Non-Competition; Non-Solicitation.

3.1 Non-Compete. The Executive hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of the Employment Term the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venture, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 3.1, (i) “Competing

Business” means any company engaged in acquiring, creating or monetizing software for use in the mobile or online video gaming industry. and (ii) “Covered Area” means all geographical areas of the United States and foreign jurisdictions where the Company conducts business. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as such securities do not constitute more than ten percent (10%) of the outstanding securities of any such company.

3.2 Non-Solicitation. The Executive further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its Expiration Date, the Executive will not divert any business of the Company and or any affiliate of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

3.3 Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against any threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

4. Termination.

4.1 Termination without Cause or for Good Reason.

(a) If this Agreement is terminated by the Company other than for Cause (as defined in Section 4.4 hereof) or as a result of Executive’s death or Permanent Disability (as defined in Sections 4.2 and 4.3 hereof), or if Executive terminates his employment for Good Reason (as defined in Section (b) hereof) prior to the Expiration Term, Executive shall receive or commence receiving as soon as practicable in accordance with the terms of this Agreement:

(i) a severance payment (the “Severance Payment”), which amount shall be paid in a cash lump sum within ten (10) days of the date of termination, in an amount equal to the higher of the aggregate amount of the Executive’s Base Salary for the then remaining term of this Agreement or twelve times the average monthly Base Salary paid or accrued during the three full calendar months immediately preceding such termination;

(ii) expense compensation, which shall be paid in a lump sum payment within ten (10) days of the date of termination, in an amount equal un reimbursed expenses as set forth in Section 1.6.

(iii) payment in respect of compensation earned but not yet paid (the “Compensation Payment”) which amount shall be paid in a cash lump sum within ten (10) days of the date of termination. For the purposes of this Section, the Compensation Payment shall include any payment for the pro-rata number of vacation days earned, but not taken, in the then-current calendar year;

(b) For purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express prior written consent):

(i) Any material breach by Company of any provision of this Agreement, including any material reduction by Company of Executive’s duties or responsibilities (except in connection with the termination of Executive’s employment for Cause, as a result of Permanent Disability, as a result of Executive’s death or by Executive other than for Good Reason) after notice to the Company and a ten (10) day period in which to cure.;

MGT CAPITAL INVESTMENTS, INC.

 500 Mamaroneck Avenue Suite 204 Harrison, NY 10528

Tel: (914) 630-7430 email: rladd@mgtci.com web: www.mgtci.com

(ii) A reduction by the Company in Executive’s Base Salary or any failure of the Company to reimburse Executive for material expenses described in Section 1.7; after notice to the Company and a ten (10) day period in which to cure.

(iii) The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of Company as provided for in Section 8.6 hereof;

(iv) Moving the principal offices of Executive to a location outside of the Los Angeles Metro Area upon a Change of Control of Company (as such term is hereinafter defined).

(c) The following provisions shall apply in the event compensation provided in subsection (b) becomes payable to the Executive:

(i) if the severance compensation provided for in subsection (b) above cannot be finally determined on or before the tenth day following such termination, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(c)(i) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive payable on the fifth day after demand by the Company (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(c)(i) of the Code).

(ii) If the payment of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay the Executive on or before the tenth day following the Date of Termination, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control of the Company or any corporation affiliated or which, as a result of the completion of transaction causing such a Change in Control, will become affiliated with the Company within the meaning of Section 1504 of Code (the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (B) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Payments or (II) the amount of excess parachute payments or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment, the Executive shall repay to the Company at the time the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment that can be repaid such that the Executive remains whole on an after-tax basis following such repayment (taking into account any reduction in income or excise taxes to the Executive from such repayment) plus interest on the amount of such repayment at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code. In the event the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

MGT CAPITAL INVESTMENTS, INC.

 500 Mamaroneck Avenue Suite 204 Harrison, NY 10528

Tel: (914) 630-7430 email: rladd@mgtci.com web: www.mgtci.com

(iii) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) or an exemption or exclusion therefrom. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime or if longer, through the 20th anniversary of the Effective Date. To the extent Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid, distributed or settled on the first business day after such six-month period; provided, however, that if Executive dies following the Date of Termination and prior to the payment, distribution, settlement or provision of the any payments, distributions or benefits delayed on account of Section 409A of the Code, such payments, distributions or benefits shall be paid or provided to the personal representative of Executive’s estate within 30 days after the date of Executive’s death

4.2 Permanent Disability. If Executive becomes totally and permanently disabled (as defined in the Company’s disability benefit plan applicable to senior executive officers as in effect on the date thereof) (“Permanent Disability”), Company or Executive may terminate this Agreement on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

(a) amounts payable pursuant to the terms of the disability insurance policy or similar arrangement which Company maintains for the Executive, if any, during the term hereof;

(b) the Compensation Payment which shall be paid to Executive as a cash lump sum within 30 days of such termination; and

4.3 Death. In the event of Executive’s death during the term of his employment hereunder, Executive’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable in accordance with the terms of this Agreement:

(a) compensation equal to one year’s Base Salary (calculate by multiplying the average monthly Base Salary paid or accrued for the three full calendar months immediately such event, which shall be paid within 30 days of such termination;

(b) any death benefits provided under the Executive benefit programs, plans and practices in which the Executive has an interest, in accordance with their respective terms;

(c) the Compensation Payment which shall be paid to Executive’s estate as a cash lump sum within 30 days of such termination; and

(d) such other payments under applicable plans or programs to which Executive’s estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

MGT CAPITAL INVESTMENTS, INC.

 500 Mamaroneck Avenue Suite 204 Harrison, NY 10528

Tel: (914) 630-7430 email: rladd@mgtci.com web: www.mgtci.com

4.4 Voluntary Termination by Executive: Discharge for Cause. The Company shall have the right to terminate this Agreement for Cause (as hereinafter defined). In the event that Executive’s employment is terminated by Company for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of the Executive’s Permanent Disability or death, prior to the Termination Date, Executive shall be entitled only to receive, as a cash lump sum within 30 days of such termination, the Compensation Payment. As used herein, the term “Cause” shall be limited to (a) willful malfeasance or willful misconduct by Executive in connection with the services to the Company in a matter of material importance to the conduct of the Company’s affairs which has a material adverse effect on the business of the Company, or (b) the conviction of Executive for commission of a felony. For purposes of this subsection, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Termination of this Agreement for Cause pursuant to this Section 4.4 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of the members of the Board of Directors at a Special Meeting called and held for such purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board of Directors prior to such vote), finding that in the good faith business judgment of such Board of Directors, Executive was guilty of conduct set forth in any of clauses (a) through (b) above and specifying the particulars thereof.

5. Change In Control.

5.1 Definition. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company or any executive benefit plan sponsored by the Company, or such person on the Effective Date hereof is a 20% or more beneficial owner, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period, constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office, who were directors at the beginning of such two-year period.

5.2 Rights and Obligations. If a Change in Control of the Company shall have occurred while the Executive is employed by the Company, the Executive shall be entitled to the compensation provided in Section 0 of this Agreement upon the subsequent termination of this Agreement by either the Company, or the Executive within one year of the date upon which the Change in Control shall have occurred, unless such termination is a result of (i) the Executive’s death; (ii) the Executive’s Disability; (iii) the Executive’s Retirement; or (iv) the Executive’s termination for Cause.

6. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession or by Executive notifying the Company that cash payment be made to an affiliated investment partnership in which Executive is a control person) or by Company, except that Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Company, if such successor expressly agrees to assume the obligations of Company hereunder.

7. Indemnification. Executive, shall be indemnified by the Company against all liability incurred by the Executive in connection with any proceeding, including, but not necessarily limited to, the amount of any judgment obtained against Executive, the amount of any settlement entered into by the Executive and any claimant with the approval of the Company, attorneys’ fees, actually and necessarily incurred by him in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature (“Claim”), to which he is made a party or is otherwise subject to, by reason of his being or having been an officer, agent or employee of the Company, to the full extent permitted by applicable law and the Certificate of Incorporation of the Company.. Such right of indemnification will not be deemed exclusive of any other rights to which Executive may be entitled under Company’s Certificate of Incorporation or By-laws, as in effect from time to time, any agreement or otherwise.

MGT CAPITAL INVESTMENTS, INC.

 500 Mamaroneck Avenue Suite 204 Harrison, NY 10528

Tel: (914) 630-7430 email: rladd@mgtci.com web: www.mgtci.com

8. General Provisions .

8.1 Modification: No Waiver . No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of this elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

8.2 Notices . All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

MGT Capital Investments, Inc.

500 Mamaroneck Avenue, Suite 204

Harrison, NY 10528

If to Executive, to:

Michael Haller

c/o

MGT Capital Investments, Inc.

500 Mamaroneck Avenue, Suite 204

Harrison, NY 10528

Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

8.3 Governing Law . This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.4 Further Assurances . Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

8.5 Severability . Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

8.6 Successors and Assigns . Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company’s subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

MGT CAPITAL INVESTMENTS, INC.

 500 Mamaroneck Avenue Suite 204 Harrison, NY 10528

Tel: (914) 630-7430 email: rladd@mgtci.com web: www.mgtci.com

8.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

8.8 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of this 6th day of June, 2013.

EXECUTIVE:

Name: H. Michael Haller

MGT CAPITAL INVESTMENTS, INC.

Name: Robert Ladd

Title: President and Chief Executive Officer

MGT CAPITAL INVESTMENTS, INC.

 500 Mamaroneck Avenue Suite 204 Harrison, NY 10528

Tel: (914) 630-7430 email: rladd@mgtci.com web: www.mgtci.com

SCHEDULE A

Vesting schedule for grant to Executive of 300,000 unregistered MGT Common Shares, issued as inducement for signing the Agreement:

100,000 Shares upon achieving $1.5 million in cumulative net revenues before 12/31/13;

100,000 Shares upon achieving $5.0 million in cumulative net revenues before 6/30/14; and

100,000 Shares upon achieving $10.0 million in cumulative net revenues before 6/30/15.

(Net revenues defined as revenues from Executive’s business units received by MGT, after deduction paid to App stores and/or content owners.)

SCHEDULE B

Cash bonus schedule granted to Executive:

$50,000 upon achieving $1.5 million in cumulative net revenues before 12/31/13;

$100,000 upon achieving $5.0 million in cumulative net revenues before 6/30/14; and

$100,000 upon achieving $10.0 million in cumulative net revenues before 6/30/15.

(Net revenues defined as revenues from Hammercat Studios received by MGT, after deduction paid to App stores and/or content owners)

MGT CAPITAL INVESTMENTS, INC.

 500 Mamaroneck Avenue Suite 204 Harrison, NY 10528

Tel: (914) 630-7430 email: rladd@mgtci.com web: www.mgtci.com